Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

TYCO INTERNATIONAL REACHES DEFINITIVE AGREEMENT TO DIVEST

EUROPEAN WATERWORKS BUSINESS

SCHAFFHAUSEN, Switzerland, July 29, 2010 — Tyco International Ltd. (NYSE: TYC) today announced that it has reached a definitive agreement to sell the European Waterworks business within its Flow Control segment to the private equity firm Triton for approximately $245 million.

Tyco Waterworks Europe designs, manufactures and supplies equipment for commercial and residential customers in the water supply chain.  Its products include valves, hydrants, fittings, house connection components and water meter boxes sold under brands such as Erhard, Belgicast, Bayard and Atplas.  The business generates about $350 million in annual revenue, has 13 manufacturing sites and employs approximately 1,500 people.

“The Waterworks business has a team of dedicated employees and a reputation for producing high-quality products,” said Ed Breen, Chairman and Chief Executive Officer of Tyco. “This transaction is a further step to refine our portfolio and allows us to sharpen our focus on select water infrastructure projects and regions.”

The transaction is expected to close by the end of the fiscal year, subject to customary closing conditions, and the company expects to record a gain on the sale of the business.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. (NYSE: TYC) is a diversified, global company that provides vital products and services to customers around the world.  Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products.  Tyco had 2009 revenue of more than $17 billion and has more than 100,000 employees worldwide.  More information on Tyco can be found at www.tyco.com.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Tyco’s portfolio refinement efforts. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or actions taken by Tyco to differ materially from anticipated results, performance or actions. All statements contained herein and in accompanying conference calls or webcasts that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release and accompanying conference calls generally include, but are not limited to, statements addressing Tyco’s future financial condition and operating results, as well as its portfolio refinement activities. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 25, 2009 and in subsequent reports filed by the Tyco with the SEC.

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